EXHIBIT 2.3

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Escrow Agreement”) is made and entered into this 30th day of January, 2004, by and among (a) Verticalnet, Inc., a Pennsylvania corporation (“Verticalnet”), (b) Brent Habig, an individual (the “Shareholder”), and (c) JP Morgan Trust Company, National Association, a national banking association (the “Escrow Agent”). Verticalnet and the Shareholder are sometimes hereinafter referred to collectively as the “Parties.” Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

Background

Pursuant to that certain Agreement of Merger, dated as of January 30, 2004 (the “Merger Agreement”), by and among Verticalnet, River Acquisition Co., Inc., a Delaware corporation, Tigris Corp., a New York subchapter S corporation (“Tigris”) and the Shareholder, the Shareholder and Verticalnet desire to establish an escrow fund (the “Escrow Fund”) with the Escrow Agent to secure certain indemnification obligations of the Shareholder set forth in the Merger Agreement.

In accordance with Article 2 of the Merger Agreement, the Shareholder desires that Verticalnet deposit, or cause its agents to deposit on its behalf, the following portions of the Merger Consideration into the Escrow Fund:

(a) 355,029 shares of the common stock, par value $.01 per share, of Verticalnet (the “Escrow Shares”) and other property at any time received in exchange for the Escrow Shares, all securities hereafter issued in substitution for the Escrow Shares, all certificates and instruments representing or evidencing such securities, and all rights, titles, interest, privileges and preferences appertaining or incident to the foregoing; and

(b) $525,000 (the “Escrow Cash,” and, together with the Escrow Shares, the “Escrow Property”).

Terms and Conditions

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Merger Agreement. As between Verticalnet and the Shareholder, the provisions of the Merger Agreement are hereby incorporated herein by reference, but only as the context of this Escrow Agreement may require. The Escrow Agent is not a party to the Merger Agreement and shall, therefore, act only in accordance with the terms and conditions contained herein.

2. Deposit. Promptly following the execution and delivery of this Escrow Agreement, Verticalnet shall cause the Escrow Property to be deposited with the Escrow Agent, and upon such deposit the Escrow Agent shall acknowledge receipt of the Escrow Property. The Escrow Agent shall hold the Escrow Property and shall administer the same in accordance with the terms of this Escrow Agreement.

3. Transfers of Escrow Property.

(a) Verticalnet may, by giving written notice (a “Claim Notice”) to the Shareholder and the Escrow Agent, make a claim against the Escrow Property for any amounts claimed by it under Article 7 of the Merger Agreement, at any time during the relevant period for indemnification provided for in the Merger Agreement (each such claim an “Indemnification Claim”). Such Claim Notice shall contain such facts and information as are then reasonably available and the specific basis for the Indemnification Claim. In the event that the amount of an Indemnification Claim has not yet been liquidated (an “Unliquidated Claim”), the Claim Notice shall set forth Verticalnet’s reasonable good faith estimate of the amount of the underlying Indemnification Claim (“Unliquidated Estimated Claim Amount”).

(b) In the event that the Shareholder shall give written notice to Verticalnet and the Escrow Agent (a “Dispute Notice”) that it objects to a transfer of Escrow Property in respect of an Indemnification Claim(s) within 10 business days following the date on which it receives the Claim Notice regarding such Indemnification Claim(s), then the Escrow Agent shall not make any transfers of the Escrow Property except (i) upon receipt of a joint written statement executed by Verticalnet and the Shareholder evidencing their agreement as to the amounts and directions in question or (ii) by reason of any non-appealable order or decree of a court of competent jurisdiction (“Final Order”). The Escrow Agent shall take the action specified in notices signed by, and received from, Verticalnet and the Shareholder as soon as practical after its receipt thereof.

(c) In the event that the Shareholder fails to give written notice to Verticalnet and the Escrow Agent that it objects to a transfer of Escrow Property in respect of said Indemnification Claim(s) within 10 business days following the date on which the Shareholder receives the Claim Notice regarding such Indemnification Claim(s), at the end of such period the Escrow Agent shall promptly transfer to Verticalnet as directed by such Claim Notice from the Escrow Property (to the extent that the Escrow Property is sufficient therefor) an amount that has an aggregate value equal to the final amount of such Indemnification Claim. Any amounts to be paid to Verticalnet out of the Escrow Fund in respect of any Uncollected Account Receivable shall be satisfied first out of the Escrow Cash, and to the extent that the amount of the Escrow Cash is insufficient to satisfy the amounts owed to Verticalnet, a number of the Escrow Shares having a value equal to the amount of the shortfall shall be returned to Verticalnet. Any amounts to be paid to Verticalnet out of the Escrow Fund in respect of any matter other than an Uncollected Account Receivable shall be satisfied out of the Escrow Cash and the Escrow Shares in a proportion equal to the proportion of the value of Escrow Cash to Escrow Shares on the date hereof. For the purposes of valuing the Escrow Shares to be released by the Escrow Agent in respect of any Indemnification Claim, the per share value of such Escrow Shares shall be equal to the Interim Period Average Price.

(d) Any portion of the Escrow Property remaining at the end of the Escrow Period (as defined below) having a value greater than the aggregate amount of all unresolved Indemnification Claims (“Unresolved Claims”) outstanding at the end of the Escrow Period shall be transferred to the Shareholder in accordance with the written delivery instructions provided by the Shareholder within three days following the expiration of the Escrow Period (as defined below); provided, however, the Escrow Agent shall hold back and not distribute such portions of the then remaining Escrow Property having a value equal to the aggregate amount of the sum of (i) the Unliquidated Estimated Claim Amounts at such time, plus (ii) the aggregate amount of all Indemnification Claims that are the subject of a Dispute Notice at such time (the “Hold Back Funds”). The Hold Back Funds shall continue to be held by the Escrow Agent pursuant to this Escrow Agreement and the Escrow Agent shall only release the Hold Back Funds within three business days after receiving (i) the joint written direction of Verticalnet and the Shareholder, or (ii) a Final Order. To the extent that an Unresolved Claim for which Hold Back Funds are being held is determined in favor of Verticalnet the parties hereto acknowledge that, within three business days after such determination, such portion of the Hold Back Funds shall be distributed to Verticalnet. To the extent that (i) an Unresolved Claim for which Hold Back Funds are being held is determined in favor of the Shareholder or (ii) an Unliquidated Claim becomes liquidated and the actual amount of such claim is less than the Unliquidated Estimated Claim Amount, the parties hereto acknowledge that, within three business days after such determination, the portion of such Hold Back Funds that would have been distributed to the Shareholder at the end of the Escrow Period had such portion of Hold Back Funds not been retained in the Escrow Account, shall be distributed to the Shareholder in accordance with the written delivery instructions provided by the Shareholder. The remaining portion of such Hold Back Funds shall continue to be held by the Escrow Agent pursuant to this Escrow Agreement until such time as all of the Holdback Funds have been distributed. The term “Escrow Period” shall mean the period which commences on the date hereof and which terminates on 90 days following Closing, 2004.

4. Income and Investments.

(a) Treatment of Earnings. All income earned on the Escrow Cash, after payment of expenses incurred or taxes incurred or withheld in connection therewith (the “Investment Proceeds”), shall be paid to the Shareholder on a quarterly basis. The Investment Proceeds shall be allocated for income tax purposes to the Shareholder. The Escrow Agent shall provide the Shareholder with a quarterly accounting of earnings and an annual statement.

(b) Permissible Investments. The Escrow Agent shall invest the Escrow Cash at the written direction of Verticalnet and the Shareholder in United States Treasury obligations or in one or more mutual funds invested solely in United States Treasury obligations, for which the Escrow Agent or any affiliate of the Escrow Agent serves as investment manager, administrator, shareholder servicing agent and/or custodian or subcustodian, notwithstanding that (i) the Escrow Agent or an affiliate of the Escrow Agent receives fees for services rendered, (ii) the Escrow Agent charges and collects fees for services rendered pursuant to this Escrow Agreement, which fees are separate from the fees received from such funds, and (iii) services performed for such funds and pursuant to this Escrow Agreement may at times duplicate those provided to such funds by the Escrow Agent or its affiliates. All investment orders involving U.S. Treasury obligations, commercial paper and other direct investments will be executed through JPMorgan Fleming Asset Management (JPMFAM), in the investment management division of JPMorgan Chase. Subject to principles of best execution, transactions are effected on behalf of the Escrow Fund through broker-dealers selected by JPMFAM. In this regard, JPMFAM seeks to attain the best overall result for the Escrow Fund, taking into consideration quality of service and reliability. An agency fee will be assessed in connection with each transaction. Verticalnet and the Shareholder, upon written request, will receive a statement of transaction details upon completion of any securities transaction of the Escrow Cash without any additional cost. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement. The Escrow Agent shall have no liability for any loss sustained as a result of any investment in an investment or any investment made pursuant to the instructions of the parties hereto or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund.

5. Dividends; Voting; Dispositive Authority.

(a) Dividends. Any dividends declared and paid, and any distributions made with respect to, the Escrow Shares shall be delivered to the Shareholder in accordance with the written delivery instructions provided by the Shareholder and shall not be deemed to be Escrow Property.

(b) Voting. The Shareholder shall be entitled to vote the Escrow Shares held by the Escrow Agent on all matters submitted to a vote of the shareholders of Verticalnet during the term of this Escrow Agreement but shall not be entitled to exercise any investment or dispositive powers over the Escrow Shares.

6. Fees of Escrow Agent.

(a) Ordinary Escrow Service Fees. It is understood that fees and usual charges as listed on Schedule 1 for services of Escrow Agent and shall be considered compensation for ordinary services as contemplated by this Escrow Agreement. The reasonable fees of and the reasonable expenses incurred by the Escrow Agent in connection with carrying out its ordinary escrow services as contemplated hereunder shall be paid 50% by Verticalnet, on the one hand, and 50% by the Shareholder, on the other hand.

(b) Extraordinary Service Fees. In the event that the conditions of this Escrow Agreement are not promptly fulfilled, or if Escrow Agent renders any service not provided for in this Escrow Agreement at the joint request of Verticalnet and the Shareholder, or if the Parties request a substantial modification of its terms, or if any controversy arises, or if Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter (each case, an “Extraordinary Service”), Escrow Agent shall be reasonably compensated for such Extraordinary Services and reimbursed for all costs, reasonable attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation, and Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by Escrow Agent in this escrow until such compensation, fees, costs, and expenses are paid. The Parties jointly and severally promise to pay these sums in connection with Extraordinary Services upon demand, which sums shall be borne equally by Verticalnet and the Shareholder. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled person.

7. Rights and Duties of the Escrow Agent.

(a) The Escrow Agent shall have no implied duties and no obligation to take any action hereunder except for any action specifically provided by this Escrow Agreement to be taken by the Escrow Agent. The Escrow Agent shall have no responsibility or obligation of any kind in connection with this Escrow Agreement or the Escrow Property, and shall not be required to deliver the same or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, and make delivery of the Escrow Property as herein provided or by reason of any Final Order. The Escrow Agent shall not be liable to any party for any action taken or omitted to be taken hereunder or in connection herewith except for its own gross negligence or willful misconduct or breach of the specific provisions of this Escrow Agreement or unless a court of competent jurisdiction determines that the Escrow Agent was the primary cause of any loss to Verticalnet and the Shareholder. The Escrow Agent may execute any of its duties hereunder by or through employees, agents and attorneys-in-fact. The Escrow Agent shall be under no duty to inquire into or investigate the validy, accuracy or content of any such document. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safe all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b) Verticalnet and the Shareholder shall jointly and severally indemnify, hold harmless and defend the Escrow Agent and its directors, officers, agents and employees (collectively, the “Indemnitees”) from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket and incidental expenses and legal fees and expenses (“Losses”), that may be imposed on, incurred by or asserted against, the Indemnitees or any of them for following any instructions or other directions upon which they are authorized to rely pursuant to the terms of this Escrow Agreement. In addition to and not in limitation of the immediately preceding sentence, Verticalnet and the Shareholder, jointly and severally, also shall indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by or asserted against the Indemnitees or any of them in connection with or arising out of the Escrow Agent’s performance under this Escrow Agreement, provided the Indemnitees have not acted with gross negligence or engaged in willful misconduct. The provisions of this Section 7(b) shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent for any reason. The parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder.

(c) The Escrow Agent shall have the right to resign after first having given the Parties notice in writing of its intent to resign at least 30 days in advance. At the expiration of such 30 days, the Escrow Agent shall deliver the remaining Escrow Property to a successor Escrow Agent designated in writing by all of the Parties. If the Parties fail to designate a successor to the Escrow Agent within such time, the Escrow Agent shall appoint its successor. Any corporation or association into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or association to which all or substantially all the corporate trust business of the Escrow Agent in its individual capacity may be sold or otherwise transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

(d) The Escrow Agent shall be entitled to rely upon the accuracy, act in reliance upon the contents and assume the genuineness of any notice which is given to the Escrow Agent in proper form pursuant to this Escrow Agreement and reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person, without the necessity of the Escrow Agent verifying the truth or accuracy thereof. The Escrow Agent shall not be obligated to investigate or in any way determine whether Verticalnet is entitled to indemnification under the Merger Agreement or the proper amount of any such indemnification.

(e) Should any controversy arise between or among the Parties or any other person, firm or entity with respect to this Escrow Agreement, the Escrow Property or any part thereof, or the right of any party or other person to receive the Escrow Property, or should the Parties fail to designate another Escrow Agent as provided in Section 7(c) hereof, or if the Escrow Agent should be in doubt as to what action to take, the Escrow Agent shall have the right (but not the obligation) to (i) withhold delivery of the Escrow Property until the controversy is resolved and/or (ii) institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties hereto (the right of the Escrow Agent to institute such bill of interpleader shall not, however, be deemed to modify the manner in which Escrow Agent is entitled to make transfers from the Escrow Property as hereinabove set forth other than to tender the Escrow Property into the possession and control of such court).

8. Term. This Escrow Agreement shall continue in full force and effect until all Escrow Property has been transferred in accordance with Section 3 hereof.

9.	Security Procedures.

(a) In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement, as indicated in Schedule 2 attached hereto), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on schedule 1 hereto (“Schedule 2”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives of Verticalnet identified in Schedule 2, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of Verticlanet’s executive officers, (“Executive Officers”), which shall include the titles of Chief Financial Officer, General Counsel and Controller, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Verticalnet and the Shareholder to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

10. TINS. Verticalnet and the Shareholder each represent that its correct Taxpayer Identification Number (“TIN”) assigned by the Internal Revenue Service (“IRS”) or any other taxing authority is set forth on the signature page hereof. Escrow Agent shall report and, as required, withhold any taxes it determines may be required by any law or regulation with respect to distributions from or earnings or dividends on Escrow Property. In addition, Escrow Agent shall withhold any other taxes it deems appropriate and shall remit such taxes to the appropriate authorities.

11. Miscellaneous.

(a) Time Periods. For purposes of computing time periods hereunder, all references to “business days” shall mean regular business days of the Escrow Agent. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday or bank holiday, such time shall be extended to the Escrow Agent’s next business day.

(b) Legal Counsel. The Escrow Agent may consult with its counsel or other counsel satisfactory to it with respect to any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any reasonable action taken, suffered or omitted by the Escrow Agent in good faith upon the advice of such counsel.

(c) Severability. If one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Escrow Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(d) Survival of Indemnification. Notwithstanding termination of this Escrow Agreement, the provisions of Sections 7(a) and 7(b) hereof shall remain in full force and effect for so long as the Escrow Agent may have any liability.

(e) Default. Waiver of any default shall not constitute waiver of any other or subsequent default.

(f) Notices. All notices and other communications hereunder shall be in writing (including wire, telefax or similar writing) and shall be delivered, addressed or telefaxed as follows:

If to Verticalnet:

Verticalnet, Inc.

400 Chester Field Parkway

Malvern PA 10355

Attn: Gene S. Godick

Telephone:  215-407-3501

FAX:            215-240-9470

With a required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attn: James W. McKenzie, Jr., Esq.

Telephone:  215-963-5000

FAX:            215-963-5299

If to the Shareholder:

Brent Habig

RR 1 Box 1097

Lakewood, PA 18439

FAX:                 646-792-9210

With a required copy to:

Brent Habig

261 5th Avenue, 23rd Floor

NY, New York 10016

With a required copy to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, NJ 07068

Attn: John D. Hogoboom, Esq.

Telephone:  973-597-2382

FAX:            973-597-2383

If to the Escrow Agent:

J.P.Morgan Trust Company, National Association

301 Grant Street, Suite 1100

One Oxford Centre

Pittsburgh, PA 15219

Attn: Jo Anne Osborn

Telephone:  412-291-2027

FAX:            412-456-5565

Each such notice, request or other communication shall be given by hand delivery, by nationally recognized courier service or by telefax, receipt confirmed. Each such notice, request or communication shall be effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 9(f) (or in accordance with the latest unrevoked written direction from such party); (ii) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section 9(f) (or in accordance with the latest unrevoked written direction from such party), and the appropriate confirmation is received.

(g) Counterparts. This Agreement may be executed in any number of counterparts and any Party may execute any such counterpart, each of which when executed and delivered (which deliveries may be made by facsimile) shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument. It shall not be necessary when making proof of this Agreement to produce or account for more than one such counterpart.

(h) Amendment. This Escrow Agreement may not be amended or modified except by a written agreement signed by each of the parties hereto.

(i) Governing Law. This Escrow Agreement shall be construed, enforced, and administered in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any provision thereof that would compel the application of the substantive laws of any other jurisdiction.

(j) Entire Agreement. This Escrow Agreement and the Merger Agreement constitute the entire agreement and understanding among Verticalnet, the Shareholder and the Escrow Agent and supersede any prior agreement and understanding relating to the subject matter of this Escrow Agreement.

{Signature Page to Follow}

IN WITNESS WHEREOF, this Escrow Agreement has been executed by the parties as of the date first above written.

Tax Certification: Taxpayer ID#: 23-2815834

Customer is a (check one):

☒ Corporation              ☐ Municipality              ☐ Partnership              ☐ Non-profit or Charitable Org

             ☐ Individual              ☐ REMIC              ☐ Trust              ☐ Other

Under the penalties of perjury, the undersigned certifies that:

(1)	the entity is organized under the laws of the United States

(2)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it); and

(3)	it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding.

(If the entity is subject to backup withholding, cross out the words after the (3) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

VERTICALNET, INC.:

By:	/s/ Gene S. Godick

Name:	Gene S. Godick
Title:	Executive Vice President and Chief Executive Officer

Tax Certification: Taxpayer ID#:

Customer is a (check one):

☐ Corporation              ☐ Municipality              ☐ Partnership              ☐ Non-profit or Charitable Org

☒ Individual              ☐ REMIC              ☐ Trust              ☐ Other

Under the penalties of perjury, the undersigned certifies that:

(4)	the entity is organized under the laws of the United States

(5)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it); and

(6)	it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding.

(If the entity is subject to backup withholding, cross out the words after the (3) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

SHAREHOLDER:

/s/ Brent Habig
Brent Habig

ESCROW AGENT:

By:	/s/ JoAnne Osborn

Name: JoAnne Osborn
Title: Vice President

Schedule 1

Escrow Agent’s compensation:	Annual Administration Fee: $ 3,500
Out-of-Pocket Expenses:	6% of the amount of the Annual Administration Fee
Mutual Fund Transaction:	25 Basis Points (Calculated on the average Principal balance of the Fund)

Schedule 2

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If to Verticalnet:

	Name	Telephone Number

1.	Gene S. Godick	610-407-8031
Executive Vice President and Chief Financial Officer

2.	Christopher G. Kuhn	610-640-8030
Vice President, General Counsel and Secretary

If to Shareholder:

	Name	Telephone Number

1.	Brent Habig

Telephone call-backs shall be made to each of Verticalnet and the Shareholder if joint instructions are required pursuant to this Escrow Agreement.